                                                                    EXHIBIT 4(c)

                             1994 401(K) AGREEMENT
                                    BETWEEN
                             LATROBE STEEL COMPANY
                                      AND
                         UNITED STEELWORKERS OF AMERICA
                                    AFL-CIO

    THIS 401(K) AGREEMENT, dated as of the 4th day of May, 1994, is between LATROBE STEEL COMPANY, Latrobe, Pennsylvania, or its successors, (hereinafter referred to as the Company) and the UNITED STEELWORKERS OF AMERICA, or its successors (hereinafter referred to as the Union). Except as otherwise expressly provided herein, the provisions of this agreement shall be effective 12:01 A.M. January 1, 1995.

                                    PREAMBLE

    WHEREAS, the parties have agreed to establish a 401(k) Plan under a 401(k) Agreement and to provide for the payment of Benefits from the trust to be established.

    IT IS HEREBY AGREED, between the parties as follows:

                            ARTICLE I - DEFINITIONS

    Wherever used herein, the terms hereinafter referred to in this 401(k) Agreement shall be understood to have the following meaning:

    1. The terms "Company," "Union" and "Employee," shall have the same meanings as ascribed to such words in the 1994 Basic Agreement between the parties dated May 4, 1994, in respect of rates of pay, hours of work, and conditions of employment.

    2. The terms "Continuous Service" and "Hour of Service" shall have the same meanings as ascribed to such words in the 1994 Pension Agreement between the parties dated May 4, 1994.

    3. The term "Beneficial Interest" shall mean the monthly proportionate allocation of assets held by the Plan in the name of the Trust on behalf of each Participant, which allocation is determined as of the end of each month for each Participant by the ratio of total contributions to the Plan made that
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month by the Participant compared to the total contributions to the Plan made that month by all Participants.

    4. The term "Gross Earnings" shall mean an Employee's regular wages paid (including any overtime or premium payments and any cost of living adjustments or cost of living allowances) during his or her period of participation in the Plan, but excluding any special types of payments, such as, but not limited to, suggestion awards, vacation pay, or retirement benefits. For purposes of this Plan, gross earnings cannot exceed $150,000, or if greater, the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code.

    5. The term "Highly Compensated Employee" shall mean any employee who, during the year or the preceding year --

    (A) was at any time a 5-percent or more owner of the Company's outstanding common stock,

    (B) received compensation from the Company in excess of $99,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(c) of the Internal Revenue Code),

    (C) received compensation from the Company in excess of $66,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(c) of the Internal Revenue Code) and was in the top-paid group (as defined in Section 414(q)(4) of the Internal Revenue Code) of employees for such year, or

    (D) was at any time an officer and received compensation greater than $45,000 (or if greater, 150 percent of the amount in effect under Section 415(c)(1)(A)) for such year. In the case of the year for which the relevant determination is being made, an employee not described in subparagraph (B), (C), or (D) for the preceding year shall not be treated as described in subparagraph
(B), (C), or (D) unless such employee is a member of the group consisting of the 100 employees paid the greatest compensation during the year for which such determination is being made.

    6. The term "Participant" shall mean any Employee who meets the requirements of Article II below.

    7. The term "Plan" shall mean the 401(k) plan established by this Agreement.

    8.  The term "Plan Administrator" shall mean the Company.

    9. The term "Plan Year" shall mean a period which includes all pay periods for which payment is made in a calendar year, with the first Plan Year beginning with pay periods ending on or after January 1, 1991.
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    10.  The term "The 401(k) Trust" or "the Trust" shall mean the Trust established in connection with the Plan which holds and invests the Participant contributions.

    11. The term "Trustee" shall mean a trust company selected by the Company and any successors thereto.

                         ARTICLE II - 401(K) BENEFITS

A.  Eligibility and Participation

   1. Participation in this Plan shall be available only to Employees of the Company in the United States, who have completed the eligibility requirements to be participants under the 1994 Insurance Agreement.

   2. Eligible Employees must elect to participate in this Plan by filing a written election to do so during the annual enrollment period prior to the start of the calendar quarter to which the election applies.

   3. An Employee's election to participate in this Plan shall designate the amount of wage reduction elected by the Employee to be contributed to this Plan, as provided in Section B of this Article II. Such election shall become effective as of the first pay period for which payment is made in the succeeding calendar quarter.

   4. An Employee's election to participate in this Plan shall continue in effect until the Employee files a written notice terminating his or her participation or until such Employee ceases to be eligible to participate in this Plan.

B.  Wage Reduction Contributions

   1. Prior to the beginning of a calendar quarter, in accordance with Section A above, a Participant may elect to have his or her wages reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and ten percent (10%) of his or her Gross Earnings to be deducted from his or her wages payable for each pay period; provided however, that the percent reduction selected cannot result in more than a $9,240 wage reduction contribution on behalf of a Participant in a Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue Code).

   2. A Participant's election as to the rate of his or her wage reduction contributions to this Plan will remain in effect until the Participant changes his or her election, ceases to be eligible to participate, or gives written notice terminating his or her participation in this Plan.

   3. A Participant may change his or her election as to the rate of wage reduction contributions to this Plan only by making a written election prior to the start of a new calendar quarter. Any change made on the appropriate form will be effective for the next Plan Year and all succeeding periods, unless changed again by the same procedure. If a Participant discontinues participation during a Plan Year, he or she will not be permitted to resume participation in the same Plan Year.

   4. A Participant who is a Participant in the Plan at the time that the Company pays certain lump sum payments to such Participant will have such payment reduced and the subsequent reduction contributed to this Plan, in an amount equal to the wage reduction percentage then in effect for such Participant.

C.  Limits on Contributions

   1. In no event shall the annual addition (a Participant's wage reduction contributions) to a Participant's account under this Plan and any other contributions to qualified defined contribution plans maintained by the Company exceed the lesser of $30,000 (or, if greater, one-fourth of the dollar limitation in effect under Section 415(b)(1)(A) of the Internal Revenue Code) or 25 percent of the Participant's total compensation from the Company less the amount of wage reduction contributions. For purposes of this Section C, Paragraph 1, compensation shall include all amounts received by a Participant from the Company during a calendar year for the performance of personal services. In no event shall the amount of Participant wage reduction contributions to a Participant's account exceed $9,240 for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue Code).

   2. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the contributions to the Participant's account made under this Plan shall be reduced as necessary.

   3. a. If the Participant is also a participant in a defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0.

     b. The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Company, and the denominator of which is the lesser of (a) 1.25 times the dollar limitation of
Section 415(b)(1)(A) of the Internal Revenue Code in effect for the limitation year, or (b) 1.4 times the Participant's average compensation for the three consecutive years that produce the highest average.

      c. The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all defined contribution plans maintained by the Company (whether or not terminated) for the current and all prior limitation years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Company: (a) 1.25 times the dollar limitation in effect under Section 415(c)(1)(A) of the Code for such year, or
(b) 1.4 times the amount which may be taken into account under Section 415(c)(1)(B) of the Code.

   4. If the annual addition which would otherwise be made to a Participant's account exceeds the permissible amount, the Company's contribution to the defined benefit plan shall be reduced accordingly.

D.  Interests Non-Forfeitable

   Participants shall have an immediate fully vested and non-forfeitable right to Participant contributions properly credited to their respective accounts and the income attributable thereto.

                      ARTICLE III - OPERATION OF THE TRUST

A.  Investment of Funds

   1. A Participant will be able to invest his Wage Reduction Contributions in Timken Company Stock and three (3) other investment options offered by the Trustee, which options shall be selected by the Plan Administrator. The Participant may select what percentage, if any, of his Wage Reduction Contributions, in increments of five percent (5%), he wishes to place in each investment option.

   2. At the end of each month the Trustee or its designee shall, by appropriate accounting procedures, determine the Beneficial Interest of each Participant in the assets then held in the Trust.

   3. As soon as possible following the end of each Plan Year, each Participant shall receive a statement showing the details of the Participant's Beneficial Interest in the Trust.

   4. A Participant will be permitted to request one transfer per calendar quarter of his Wage Reduction Contributions and earnings thereon during any calendar month except December and January. The Participant may elect what percentage, if any, of those assets in the Participant's investment accounts as of the effective date of the transfer, will be reallocated in five percent (5%) increments to the investment options chosen by the Participant. The Participant's request for transfer must be received by the first day of the calendar month to become effective by the end of that month.

B.  Distributions from the Trust

   1. The shares held in the Trust for the benefit of a Participant shall be distributed to the Participant upon retirement at or after normal retirement age
(65), upon early retirement as provided under the then current

Pension Agreement, upon a break in Continuous Service with the Company or to the Participant's beneficiary upon the death of the Participant, except as hereinafter provided.

   2. a. A Participant's beneficiary shall be his or her spouse or, if the Participant has no spouse or the Participant's spouse consents (in the manner described in this Paragraph) to the designation of another person or persons, such other person or persons as is designated by the Participant as his or her beneficiary. A Participant may elect at any time during the applicable election period, which begins on the first day of the Plan Year in which the Participant becomes a Participant in the Plan and ends on the date of the Participant's death, to waive the surviving spouse as beneficiary and may revoke any such election at any time during the applicable election period. The Plan shall provide to each Participant, within the applicable period with respect to such Participant, (and consistent with such regulations as the Secretary of the Treasury may prescribe) a written explanation of: (i) the terms and conditions of the death benefit; (ii) the Participant's right to make, and the effect of, an election to waive the spouse as beneficiary; (iii) the rights of the Participant's spouse; and (iv) the right to make, and the effect of, a revocation of an election. The term "applicable period" means, with respect to a Participant, whichever of the following periods ends last: (i) a period beginning with the first day of the Plan year in which the Participant attains age 32 and ending with the close of the Plan year preceding the Plan Year in which the Participant attains age 35; (ii) a reasonable period after the individual becomes a Participant; (iii) a reasonable period ending after Section 417(a)(5) of the Internal Revenue Code ceases to apply to the Participant; (iv) a reasonable period ending after Section 401(a)(11) of the Code applies to the Participant; and (v) a reasonable period after separation from service in case of a Participant who separates before attaining age 35.

     b. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse's consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or it is established to the satisfacation of the Plan Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

     c. In order to elect to waive his spouse as beneficiary, a Participant also must affirmatively elect that the payment of his benefits not be in the form of a life annuity, and with respect to such Participant, this Plan may not be a transferee of a defined benefit plan or an individual account plan subject to the funding standards of the Internal Revenue Code or any other plan required to provide a mandatory qualified joint and survivor annuity provision.

     d. If a Participant has no spouse, if the spouse has consented in the manner described above to not being the designated beneficiary, if the spouse cannot be located or because of circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Administrator, designate or change the designation of a beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, be paid at the discretion of the Company to the deceased Participant's surviving spouse, child or children, parent or parents, and/or the executor or administrator of his estate.

   3. Such distributions shall be made in a lump sum as soon as possible after the Participant retires, the Participant's death occurs or Continuous Service is broken. The appropriate tax withholding will be made, unless the Participant, the Participant's Surviving Spouse or beneficiary, as the case may be, directs the Company, pursuant to procedures to be implemented by the Company, to transfer the distribution as a rollover distribution to an individual retirement account or to another qualified retirement plan which accepts rollovers. If the distribution exceeds $3,500, it cannot be distributed without the written consent of the Participant and the Participant's spouse, if any, or in cases where the Participant is dead, the Participant's surviving spouse or beneficiary (if the surviving spouse is not the beneficiary). In no event shall payment of such benefits be deferred beyond April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2. If distributions are required to be made under this Section B, Paragraph 3, they shall be made in a lump sum payment. The requirements of this Section B, Paragraph 3, shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Agreement. All distributions required under this Section B, Paragraph 3, shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Internal Revenue Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.

   4. A Participant otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant shall direct the Company to make said distribution, provided that such distribution must be made not later than the time specified in Section B, Paragraph 3 above. Upon written notice from the Participant, such distribution shall be made in a lump sum as soon as possible after the end of the quarter in which the notice is received. During the time such distribution remains in the Plan, the Participant may make the quarterly investment transfers described in Section A, Paragraph 4 above.

   5. a. Partial or total distributions of his wage reduction contributions may also be made to a Participant, upon application to the Company, in cases of hardship. If a Participant elects a withdrawal prior to the date he retires, becomes disabled or terminates his service with the Company, such withdrawal will require the consent of the Company and such consent shall be given only if, under uniform rules and regulations, the Company determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from the resources of the Participant. If the Participant is married, a distribution in excess of $3,500 cannot be distributed without the written consent of the Participant's spouse.

     b. The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the participant, payment of post-secondary educational tuition for a semester or a quarter for the Participant or his dependents, health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Participant's principal residence.

     c. The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant, the Participant has obtained all distributions (other than hardship distributions) under all plans maintained by the Company, the Participant agrees that all wage reduction contributions and all other

Participant contributions to all plans maintained by the Company will be suspended until January 1 following 12 months after receipt of the hardship distribution, and the Participant agrees that any wage reduction contributions made in the taxable year following the taxable year of the hardship distribution shall not exceed the maximum limit under Section 402(g) of the Code less the amount of the Participant's wage reduction contributions for the taxable year of the hardship distribution.

     d. Such election may be made at any time, but not more frequently than once a year, except in the case of post-secondary educational tuition for a semester or a quarter. All withdrawal elections shall be made by a Participant on written forms supplied by the Company for that purpose. Such distributions shall be made as soon as possible after the end of the quarter in which the application to the Company is made.

C.  Equity Determination

   1. The Company may amend or revoke the wage reduction election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to insure that the annual addition to a Participant's account for any Plan Year will not exceed the limitations of Section C, Paragraph 1 of Article II or to insure that the discrimination tests of Section 401(k) or 401(m) of the Internal Revenue Code are met for such Plan Year. The discrimination tests shall be (1) that the Employees eligible to benefit under this Plan shall satisfy the nondiscrimination provisions of Section 410(b)(1) of the Internal Revenue Code, (2) that the actual deferral percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(k)(3) of the Internal Revenue Code and (3) that the actual contribution percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(m) of the Internal Revenue Code.

   2. In the event that the Plan should fail to meet the tests referred to in Section C, Paragraph 1 of this Article III, the amount of excess contributions for a Highly Compensated Employee for a Plan Year are to be distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions occurred and within twelve months after the close of the following Plan Year.

                   ARTICLE IV - GENERAL CONDITIONS CONCERNING

                              THE 401(K) AGREEMENT

A.  Merger, Consolidation or Transfer

   In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had then terminated).

B.  Nonalienation of Participants' Interests

   1. No right to the monies contributed by a Participant under this Plan, nor in any assets held by the Trustee, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale or transfer of any kind prior to being distributed to the Participant as provided in the Plan. However, the Trustee is granted in the Trust Agreement a lien on Trust assets for the payment of Trustee fees and expenses. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell or otherwise transfer his or her right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment or levy. In the event of an attempted attachment, garnishment or levy of the Participant's interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.

   2. Section B, Paragraph 1 above shall not apply if the attachment or garnishment of the Participant's interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree or order that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (1) the name and last known mailing address of the Participant and of each alternate payee covered under the order, (2) the amount or percentage of the Participant's benefits to be paid to any alternate payee, or the manner in which such amount or percentage is to be determined, (3) the number of payments or the period to which the order applies, and (4) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

   3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Company a written request regarding the time and manner of payment of the alternate payee's interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Internal Revenue Code, such request shall be considered by the Company and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an alternate payee shall be those set forth in Section B, Paragraph 3 of Article III, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Section B, Paragraph 3 of Article III. If an alternate payee so desires, distribution of an alternate payee's interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Company and by the court.

C.  Conditions to the Effectiveness and Continuance of the Plan

   1. The Company will not be required to make any contributions (either Company or wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k) and 401(m), Internal Revenue Code, and exempt from Federal Income Tax under Section 501(a) of the Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.

   2. The Company will not be required to make any contributions (either Company or wage reduction contributions) to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the contributions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.

   3. In the event the Plan fails to qualify under the applicable provisions of the Internal Revenue Code, initially or as amended, the contributions shall be returned to the Company and the Participants.

                     ARTICLE V - ADMINISTRATION OF THE PLAN

A.  Plan Administration

   1. The Company, which shall be the Plan Administrator, shall have responsibility for the administration of this Plan, including power to construe said Plan, to select the investment options to be available to Participants, to determine all questions that shall arise thereunder, including particularly questions on eligibility and participation of Employees and all matters necessary for it properly to discharge its duties, powers and obligations and to apply its established policies concerning the employment status of Participants. The decision of the Company made in good faith upon any manner within the scope of its authority shall be final, but the Company at all times in carrying out its decisions shall act in a uniform and nondiscriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

   2. The Company shall pay all expenses incurred in connection with the administration of the Plan and Trust.

   3. The Plan established by this Agreement is maintained for the exclusive benefit of Participants and beneficiaries, and the Plan's terms, including those relating to coverage and benefits are legally enforceable. The Plan shall be administered in accordance with all applicable state and federal laws and regulations.

B.  Information As To 401(k) Plan

   1. The Company agrees to furnish the following additional items of information to the Union:

   Information shall be furnished (1) to the District Director at North Versailles, Pennsylvania, in five (5) copies, (2) effective as of December 31 of the years in which this Agreement is in effect, and (3) within one hundred twenty (120) days from the 31st day of December of the years in which this Agreement is in effect.

   a.  Information

       (i)  Name of trustee.

      (ii) Number of employees making contributions to the Plan.

     (iii) List of distributions made during preceding year showing:

             (A) Social Security number, clock number, name, and address of recipient.

             (B)  Date hired.

             (C)  Amount of distributions.

     (iv)  Financial information.

             (A)  Assets of fund at beginning of year.

             (B)  Participant contributions during year.

             (C)  Net amount of income for year.

             (D)  Net amount of disbursements.

             (E)  Assets of fund at end of year.

C.  Settlement of Disputes

   1. If any dispute shall arise between any participant or beneficiary applying for a benefit and the Administrator or between any Participant or beneficiary applying for a benefit and the Company, as to such Participant's or beneficiary's entitlement to a benefit or the amount of his benefit, such dispute may be disposed of in the manner provided for in the Adjustment of Grievances commencing with the last step in the grievance procedure preceding arbitration of the collective bargaining agreement in effect at the time such action is taken. Any Participant or beneficiary who wishes to submit such a dispute to such step of the grievance procedure must have a notice of his intention to do so filed by the Representative of the International Union with the Administrator postmarked within sixty (60) days from the date of the notice to him of the action to which he objects. The Participant or beneficiary shall state clearly and concisely, in such notice of his intention to submit such dispute to such step of the grievance procedure, all facts which are the basis of his grievance; and if he claims that any Article or Articles of this Agreement are involved, he shall specify such Article or Articles. The notice from the Administrator shall advise such Participant or beneficiary of his right to submit such dispute to such step of the grievance procedure within said time. The arbitrator, in deciding any such dispute and only insofar as necessary to decide such dispute, shall have authority only to interpret and apply the provisions of this Agreement to the facts as presented in evidence to him, but he shall not have the authority to add to or subtract from or, in any way, to alter or amend any of such provisions. The decision of the arbitrator on such dispute, which shall properly have been referred to him, shall be final and binding upon the Company, the Union, Participant or beneficiary, and the Administrator, unless said decision was procured or induced by corruption, fraud, or undue means or was beyond the scope of the arbitrator's authority herein provided.

   2. If no appeal to arbitration is taken in accordance with Section C hereof from any decision of the Administrator either awarding or denying a benefit under this Agreement, or modifying or reversing any earlier decision awarding or denying such benefit, such decision of the Administrator shall be final and binding upon said Participant or beneficiary or any person on his behalf, and upon the Union.

                  ARTICLE VI - EFFECTIVE AND TERMINATION DATES

   A. This 401(k) Agreement shall become effective at 12:01 A.M. January 1, 1995, except as otherwise expressed, and shall remain in effect until December 31, 1998, and for yearly periods thereafter unless either party shall give written notice to the other party 60 days prior to May 3, 1998 of its desire to terminate the Agreement effective January 1, 1999 and to negotiate on a new agreement during the 60-day period prior to May 3, 1998.

SUMMARY PLAN DESCRIPTION

   This Notice plus your booklet entitled "1994 401(k) Agreement between Latrobe Steel Company and United Steelworkers of America, AFL-CIO" provide you with the Summary Plan Description required by the Employee Retirement Income Security Act of 1974 (ERISA).

   NAME OF PLAN

   401(k) Plan for Hourly-Paid Employees of Latrobe Steel Company

   NAME AND ADDRESS OF EMPLOYER

    Latrobe Steel Company
    Subsidiary of The Timken Company
    2626 Ligonier Street
    Latrobe, PA  15650

   EMPLOYER IDENTIFICATION NUMBER

    25-0610595

   PLAN NUMBER

    018

   TYPE OF PLAN

    Defined Contribution Pension Plan

   TYPE OF ADMINISTRATION

    Trusteed Plan

   PLAN ADMINISTRATOR

   The Employer named above. The Plan Administrator has authority to control and manage the operation and administration of the Plan.
   PLAN TRUSTEE

    Society National Bank
    P.O. Box 5937
    Cleveland, OH  44101

   TELEPHONE NUMBER OF PLAN ADMINISTRATOR

    (412) 532-6355

   AGENT FOR LEGAL SERVICE OF LEGAL PROCESS

    The Employer named above and the plan trustee.

   COLLECTIVE BARGAINING AGREEMENTS

   The Plan is maintained pursuant to a collective bargaining agreement between the Company and the United Steelworkers of America.

   BENEFITS

   The Plan provides retirement benefits. The 401(k) Agreement booklet describes these benefits in detail.

ELIGIBILITY FOR A BENEFIT

   You must have completed the eligibility requirements to be a Participant under the Insurance Agreement. Employees may choose to participate on a calendar quarter basis.

    NORMAL RETIREMENT.  You must have attained age 65.

      EARLY FULL RETIREMENT. You must have at least 15 years of continuousservice and have attained age 62; or have at least 30 years of continuous service.

          60/15 RETIREMENT. You must have at least 15 years but less than 30 years of continuous service and have attained age 60.

          PERMANENT INCAPACITY RETIREMENT. You must have at least 15 years of continuous service and be permanently incapacitated.

          70/80 RETIREMENT. You must have at least 15 years of continuous service and attained age 55 with combined age and years of service that equals 70 or more; or have a combined age and years of continuous service that equals 80 or more, and

             1. continuous service is broken by reason of a permanent shutdownof a plant, department or subdivision or by reason of a layoff or physical disability, or

             2. continuous service is not broken and you are absent from work by reason of

                 a. layoff resulting from election to be placed on layoff
                    statuspursuant to provisions of Basic Agreement applicable in event of a permanent shutdown, or

                 b. physical disability or layoff other than layoff resulting from an election in a. above and whose return to active employment is declared unlikely by the Company, or

             3. continuous service is broken and while on layoff status by reason of election pursuant to provisions of Basic Agreement applicable to a permanent shutdown, accepts a job with the Company and, prior to expiration of 90 consecutive calendar days from the first day worked on such job, elects to retire.

          BREAK IN CONTINUOUS SERVICE BENEFIT. If you are not eligible to receive any of the above benefits and your continuous service is broken for any reason.

          RULE OF 65 RETIREMENT. You must have at least 20 years of continuous service and a combined age and years of continuous service that equals 65 or more, and

             1. continuous service is broken by reason of a permanent shutdown of a plant, department or subdivision or by reason of an extended layoff or disability, and


             2.  the Company fails to provide suitable long-term employment.

TERMINATION OF BENEFITS

   See your 401(k) Agreement booklet for circumstances governing disqualification, ineligibility or denial of benefits.
   SOURCE OF CONTRIBUTION TO THE PLAN

    Employee contributions.

   FUNDING

   The Plan is funded by the payment of Employee contributions to the Plan Trustee, through payroll deduction, up to 10 percent (10%) of compensation. PLAN YEAR

   The financial records of the Plan are kept on a Plan Year basis ending on each December 31.

   PLAN INSURANCE

   Benefits under this Plan are based on the balance in your individual account and therefore are not insured by the Pension Benefit Guaranty Corporation
   (PBGC) under the plan termination provisions of ERISA.

   SURVIVOR BENEFITS

   The Plan provides Survivor Benefits. The 401(k) Agreement booklet describes these benefits in detail.

   HOW TO FILE A CLAIM

   As outlined in 401(k) Agreement Booklet. Forms may be obtained from the Plan Administrator.

   HOW TO APPEAL A CLAIM

   In the event a claim has been denied in whole or in part, an Employee or beneficiary can request the Plan Administrator to review the claim. You may have access to papers affecting the claim, may present written arguments concerning this claim, and may have a representative if you desire. This request for review should be sent within 60 days after you receive notice of denial of the claim. When requesting a review, please state the reason you believe the claim was improperly denied and submit any data, questions or comments you deem appropriate.

   The Plan Administrator will re-evaluate all the information. You will be informed of its decision in writing within 60 days of your request for review unless additional information is required of you. In that case, the decision will be made within 60 days of receipt of the additional information.

   After you have received the decision of the Plan Administrator, you may appeal your claim for benefits, pursuant to provisions presently included in the grievance procedure of your 401(k) Agreement booklet.

   Instructions for appealing claims for benefits are presently included in the grievance provisions of your 401(k) Agreement booklet.

STATEMENT OF ERISA RIGHTS

   As a participant in the 401(k) Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

     -examine, without charge, at the plan administrator's office all plan documents, including collective bargaining agreements and copies of all documents filed by the plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

      -obtain copies of all plan documents and other plan information upon
      written request to the plan   administrator.  The administrator may make a
      reasonable charge for the copies.

      -receive a summary of the plan's annual financial report.  The plan
      administrator is required by law to     furnish each participant with a
      copy of this summary annual report.

      -obtain a statement telling you whether you have a right to receive a
      benefit at normal retirement age   and if so, what your benefits would be
      at normal retirement age if you stop working under the plan now.  If you do not have a right to a benefit, the statement will tell you
      how many more years you have   to work to get a right to a benefit.  This
      statement must be requested in writing and is not required to   be given
      more than once a year. The plan must provide the statement free of charge.

   In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider the claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay those costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

   If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement of your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.